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                                 MONETTA TRUST

                         SERVICE AND DISTRIBUTION PLAN


     This Service and Distribution Plan (the "Plan") is adopted by Monetta Trust, a Massachusetts business trust (the "Company"), with respect to the Monetta Small-Cap Fund, Monetta Mid-Cap Fund, Monetta Large-Cap Fund, Monetta Balanced Fund, Monetta Intermediate Bond Fund and Monetta Government Money Market Fund (each, a "Fund" and collectively, the "Funds"), each of which is a series of the Trust, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

SECTION 1.    PAYMENTS BY THE FUNDS.

     (a) Compensation to Service Organizations. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees of the Trust ("Servicing Agreements") with financial institutions such as banks, securities dealers or other industry professionals, including, but not limited to, investment advisers, accountants, and estate planning firms ("Service Organizations") who perform services for the holders of each Fund's shares. Such Servicing Agreements shall require the Service Organizations to provide services on behalf of the applicable Fund as set forth therein to their customers who beneficially own Fund shares in consideration of fees ("Service Fees") to be paid by the Trust on behalf of the Fund, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at an annual rate not to exceed (i) for Monetta Government Money Market Fund, 0.10% of the average daily net asset value of Monetta Government Money Market Fund shares held by a Service Organization on behalf of its customers and (ii) for each Fund other than Monetta Government Money Market Fund, 0.25% of the average daily net asset value of shares of that Fund held by a Service Organization on behalf of its customers. Service Fees in excess of the limits provided in the preceding sentence, if any, shall not be paid by the Trust on behalf of a Fund, but may be paid by the Funds' investment adviser or distributor as provided in Section 2 of this Plan.

     (b) Distribution-Related Expenses. In addition to the Service Fees described in subparagraph (a), above, a Fund shall pay other distribution-related expenses, including but not limited to: advertising, direct mail and promotional expenses; the fees and expenses of the Fund's distributor pursuant to the distribution agreement among the Trust, the distributor and the Funds' investment adviser; compensation to and expenses, including overhead and telephone and other communication expenses, of a distributor, service organization and selected dealers and their affiliates who engage in or support the distribution of shares or who service shareholder accounts, fulfillment expenses, including the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders, the costs of preparing, printing and distributing sales literature and advertising materials; and the costs of registration or notification under state securities laws; provided that in no event shall the sum of
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the Service Fees paid by a Fund pursuant to subparagraph (a) and distribution-
related expenses paid by that Fund pursuant to this subparagraph (b) exceed the annual rate shown below, in each case expressed as a percentage of the Fund's average daily net assets:


FUND                                     LIMIT ON PLAN EXPENSES

Monetta Small-Cap Equity Fund                     0.25%
Monetta Mid-Cap Equity Fund                       0.25%
Monetta Large Cap Equity Fund                     0.25%
Monetta Balanced Fund                             0.25%
Monetta Intermediate Fund                         0.25%
Monetta Government Money Market Fund              0.10%

Distribution-related expenses in excess of the overall limit on plan expenses shown in foregoing table may be paid by the Funds' investment adviser or distributor from their own resources, but shall be deemed to have been paid pursuant to this Plan.

     (c) Allocation of Expenses Among Funds. All expenses incurred by the Trust in connection with a Servicing Agreement and the implementation of this Plan with respect to a particular Fund shall be borne entirely by the holders of shares of that Fund.

     SECTION 2.  PAYMENTS BY THE FUNDS' INVESTMENT ADVISER OR DISTRIBUTOR.

     Pursuant to the Plan, the Funds' investment adviser or distributor (i) may make payments in addition to the Service Fees to be paid by a Fund to Service Organizations for providing the various services described in Servicing Agreements and (ii) provide payments for sales, marketing and distribution services and expenses, including the distribution of sales literature and advertising provided by the distributor of Fund shares. Payments made by the Funds' investment adviser or distributor, respectively, shall be made from their own resources, but shall be deemed to have been paid pursuant to the Plan.

     SECTION 3.  APPROVAL BY SHAREHOLDERS.

     The Plan will not take effect with respect to a Fund, and no amounts will be payable in accordance with Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Fund.

     SECTION 4.  APPROVAL BY TRUSTEES.

     Neither the Plan nor any related agreements will take effect with respect to a Fund until approved by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent

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Trustees"), cast in person at a meeting called for the purpose of voting on the
Plan and the related agreements.

     SECTION 5.  CONTINUANCE OF THE PLAN.

     The Plan will continue in effect from year to year with respect to a Fund, so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 4 above.

     SECTION 6.  TERMINATION.

     The Plan may be terminated with respect to a Fund at any time, without penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund.

     SECTION 7.  AMENDMENTS.

     The Plan may not be amended with respect to a Fund to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote a majority of the outstanding voting securities of the Fund, and all material amendments to the Plan must also be approved by the Trust's Board of Trustees in the manner described in Section 4 above.

     SECTION 8.  SELECTION OF CERTAIN TRUSTEES.

     While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 9.  WRITTEN REPORTS.

     In each year during which the Plan remains in effect with respect to a Fund, the Fund's investment adviser will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under the Plan relating to the Fund and the purposes for which those expenditures were made.

     SECTION 10.  PRESERVATION OF MATERIALS.

     The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     SECTION 11.  MEANINGS OF CERTAIN TERMS.

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act

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and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

Dated:  February 1, 1997

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